Exhibit 99.1
Fresh Tracks Therapeutics Reports Second Quarter 2023 Financial Results and Provides Corporate Update
Strengthened current cash position to approximately $15 million as of July 31, 2023 as a result of sale of future rights to event-based milestone and earnout payments on net sales of sofpironium bromide to Botanix SB Inc.
Board continues to evaluate strategic alternatives for the Company to maximize shareholder value
BOULDER, CO — August 11, 2023 — Fresh Tracks Therapeutics, Inc. (the “Company” or “Fresh Tracks”) (Nasdaq: FRTX), a clinical-stage pharmaceutical company striving to transform patient lives by developing innovative and differentiated prescription therapeutics for the treatment of autoimmune, inflammatory, and other debilitating diseases, today announced financial results for the second quarter ended June 30, 2023 and provided a corporate update.
“Over the past few months, the Board and management have made several strategic decisions to strengthen the Company’s balance sheet and significantly reduce our operating costs. We believe these decisions better position the Company for potential strategic alternatives that could maximize shareholder value. We continue to seek and evaluate strategic options and will provide updates as appropriate,” commented Andrew Sklawer, President and Chief Executive Officer of Fresh Tracks.
Recent Corporate Highlights
Evaluation of Strategic Options
As previously announced, the Company has retained MTS Health Partners, LP as the Company’s exclusive financial advisor to assist its board of directors (“Board”) and executive management team to continue conducting a comprehensive process to explore and evaluate strategic alternatives with the goal of maximizing shareholder value. Potential alternatives under evaluation include, but are not limited to, a financing, a merger or reverse merger, the sale of all or part of the Company, licensing of assets, a business combination, and/or other strategic transaction or series of related transactions involving the Company. Fresh Tracks does not expect to disclose developments with respect to this process until the evaluation of strategic options has been completed or until the Board has concluded disclosure is appropriate or legally required. In the second quarter of 2023, the Company paused substantially all of its research and development activities in order to conserve capital resources during its ongoing evaluation of potential strategic options, which will dictate the Company’s future path including to what extent the current pipeline continues to be developed.
Sofpironium Bromide
In July 2023, the Company entered into an amendment to its Asset Purchase Agreement with Botanix Pharmaceuticals Limited (ASX: BOT) (“Botanix”) and its subsidiary, Botanix SB Inc. (the “APA Amendment”), to sell the Company’s rights to future event-based milestone and earnout payments on net sales of sofpironium bromide to Botanix SB Inc. On July 27, under the terms of the APA Amendment, Botanix paid $8.25 million in cash in lieu of all remaining amounts potentially payable by Botanix to the Company and certain other obligations, $6.6 million of which was paid to the Company and the remaining $1.65 million of which was paid by Botanix on behalf of the Company to the Company’s former licensor. In May 2022, pursuant to the Asset Purchase Agreement, Botanix acquired from Fresh Tracks all assets primarily related to sofpironium bromide.
Second Quarter 2023 Financial Results
The Company reported cash and cash equivalents of $8.9 million as of June 30, 2023, compared to $8.7 million as of December 31, 2022. The Company expects its cash and cash equivalents as of June 30, 2023, combined with $6.6 million in net proceeds received in July 2023 from Botanix, will be sufficient to fund its operations for at least the next 12 months. As of July 31, 2023, after the $6.6 million in net proceeds were received from Botanix, the Company maintains a cash balance of approximately $15 million.

Revenue was $0.1 million for the second quarter of 2023, compared to $4.3 million for the second quarter of 2022. Revenue in 2023 primarily consisted of sublicense income under the Asset Purchase Agreement with Botanix. Revenue in 2022 primarily consisted of the following: an upfront payment from Botanix of $3.0 million; reimbursed development expenditures from Botanix under the Asset Purchase Agreement of $0.6 million; fees for consulting services we provided under the transition services agreement with Botanix of $0.4 million; and sublicense income under the Asset Purchase Agreement of $0.3 million.
Research and development expenses were $0.6 million for the second quarter of 2023, compared to $1.9 million for the second quarter of 2022. The decrease was primarily driven by decreased expenses of $0.8 million related to our DYRK1A inhibitor program and $0.4 million for personnel and other unallocated expenses.
General and administrative expenses were $1.8 million for the second quarter of 2023, compared to $3.9 million for the second quarter of 2022. The decrease of $2.1 million was primarily the result of $1.0 million in lower legal and compliance fees, $0.5 million for a payment to the Company’s former licensor in June 2022 under a rights agreement that did not recur, $0.3 million in lower compensation-related expenses, and $0.3 million in lower other administrative fees.
The Company’s net loss was $2.3 million for the second quarter of 2023 compared to $1.1 million for the second quarter of 2022.
About Fresh Tracks Therapeutics
Fresh Tracks Therapeutics is a clinical-stage pharmaceutical company striving to transform patient lives through the development of innovative and differentiated prescription therapeutics. The Company’s pipeline aims to disrupt existing treatment paradigms and features several new chemical entities that inhibit novel targets with first-in-class potential for autoimmune, inflammatory, and other debilitating diseases. This includes FRTX-02, a potent, highly selective, and orally bioavailable potential first-in-class dual-specificity tyrosine phosphorylation regulated kinase 1A (DYRK1A) inhibitor that recently completed evaluation in a first-in-human Phase 1 clinical trial, FRTX-10, a novel, preclinical-stage oral Stimulator of Interferon Genes (STING) inhibitor, and a platform of next-generation DYRK, LRRK2, TTK, and CLK inhibitors. Fresh Tracks’ executive management team and Board have a proven track record of leadership across early-stage research, product development, and global commercialization. The Company’s strategy has been to align this experience and clear vision to explore beyond the limitations of current therapies by identifying, pursuing, and developing next-generation therapeutics that can be groundbreaking in their ability to help millions of people struggling with autoimmune, inflammatory, and other debilitating diseases. For more information, visit https://www.frtx.com.
Cautionary Note Regarding Forward-Looking Statements
Any statements made in this press release relating to future financial, business, conditions, plans, prospects, impacts, shifts, trends, progress, or strategies and other such matters, including without limitation, Fresh Tracks’ strategy; future operations; future potential; future financial position; future liquidity; future revenue; territorial focus; projected expenses; results of operations; the anticipated timing, scope, design, results, and regulation of clinical trials; intellectual property rights, including the acquisition, validity, term, and enforceability of such; the expected receipt of contingent payments and the timing thereof; and prospects for treatment of patients and commercializing (and competing with) any product candidates for any disease by Fresh Tracks or third parties, or research and/or licensing collaborations with, or actions of, its partners, including in the United States, Japan, South Korea, or any other country, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. In addition, when or if used in this press release, the words “may,” “could,” “should,” “might,” “show,” “maximize,” “continue,” “additional,” “announce,” “anticipate,” “explore,” “reflect,” “believe,” “sufficient,” “estimate,” “expect,” “intend,” “plan,” “predict,” “potential,” “will,” evaluate,” “aim,” “help,” “progress,” “meet,” “support,” “look forward,” “develop,” “strengthen,” “promise,” “successful,” “positive,” “provide,” “commit,” “first-in-class,” “opportunity,” “disrupt,” “reduce,” “restore,” “demonstrate,” “suggest,” “target,” “transform,” “shift,” “inhibit,” and similar expressions and their variants, as they relate to Fresh Tracks or any of Fresh Tracks’ investigational products, partners, or third parties, may identify forward-looking statements. Fresh Tracks cautions that these forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time, often quickly, and in unanticipated ways. Important factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including without limitation, expectations or regulatory approval requirements; ability to obtain adequate financing or support for (i) product development, (ii) clinical trials, (iii) regulatory submission(s), (iv) strategic options and partnering of any type including by merger, reverse merger, and /or acquisition or the like, and (v) any future commercialization; ability to acquire, maintain, and enforce intellectual property rights; potential delays or alterations in (i) product development, (ii) trials of any type, and (iii) regulatory submission and reviews; changes in law or policy; litigation; regulatory agency actions, feedback, or requests; supply chain disruptions; unanticipated demands on cash resources; and other risks associated with (i) developing and obtaining regulatory approval for, and commercializing, product candidates, (ii) raising additional capital, and (iii) maintaining compliance with Nasdaq listing requirements.
Further information on the factors and risks that could cause actual results to differ from any forward-looking statements are contained in Fresh Tracks’ filings with the United States Securities and Exchange Commission, which are available at https://www.sec.gov (or at https://www.frtx.com). The forward-looking statements represent the estimates of Fresh Tracks as of the date hereof only. Fresh Tracks specifically disclaims any duty or obligation to update forward-looking statements.
Fresh Tracks Therapeutics, Inc.
Investor Contact:
Dan Ferry
LifeSci Advisors
(617) 430-7576
daniel@lifesciadvisors.com

Fresh Tracks Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue
Contract revenue	$53	$4,315	$62	$4,315
Royalty revenue	—	—	—	92
Total revenue	53	4,315	62	4,407
Operating expenses:
Research and development	609	1,865	2,545	7,878
General and administrative	1,808	3,908	4,222	7,394
Total operating expenses	2,417	5,773	6,767	15,272
Loss from operations	(2,364)	(1,458)	(6,705)	(10,865)
Other income	82	313	150	314
Interest expense	(2)	(2)	(5)	(6)
Net loss attributable to common stockholders	$(2,284)	$(1,147)	$(6,560)	$(10,557)
Net loss per common share attributable to common stockholders, basic and diluted	$(0.39)	$(0.43)	$(1.36)	$(3.98)
Weighted-average shares used to compute net loss per common share attributable to common stockholders, basic and diluted	5,906,475	2,655,251	4,837,483	2,654,046

Fresh Tracks Therapeutics, Inc.
Selected Financial Information
Condensed Consolidated Balance Sheet Data
(amounts in thousands)
(unaudited)

	June 30, 2023	December 31, 2022
Cash and cash equivalents	$8,948	$8,680
Prepaid expenses and other current assets	761	1,403
Total assets	9,842	10,271
Total liabilities	1,850	3,077
Total stockholders’ equity	7,992	7,194